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                                                                  Exhibit (e)(1)
                                                                  --------------

                                                                             AFT
                                                                October 23, 2000



         [FORM OF RETENTION LETTER AGREEMENT FOR SENIOR NDB EXECUTIVES]


[Date]


[Employee Name and Address]



     Re:   Your Employment

Dear:

In connection with the pending acquisition of National Discount Brokers Group, Inc. (the "Company") by Deutsche Bank AG ("DBAG") or one of its direct or indirect wholly-owned subsidiaries (collectively, the "Deutsche Bank Group"), [insert name of current employer: the Company, National Discount Brokers Corporation or NDB Capital Markets, LP, as applicable] ("NDB") is pleased to provide you with the following retention bonus and minimum total compensation guarantee package. For purposes of this agreement (the "Agreement"), the term "NDB" shall include its successors, which may include any company within the Deutsche Bank Group. This Agreement is subject to and shall become effective upon the date (the "Effective Date") of the acquisition by the Deutsche Bank Group of a majority of the outstanding shares of common stock of the Company pursuant to the Agreement and Plan of Merger dated as of October 11, 2000.

1.   Minimum Total Compensation Guarantee
     ------------------------------------

     NDB will pay you total compensation for calendar years 2001 and 2002 (the "Guarantee Period"), consisting of your annual base salary and minimum incentive compensation ("Minimum Bonus"), equal to no less than the following total annual amounts: (i) for calendar year 2001, no less than USD $XXXXXX; and (ii) for calendar year 2002, no less than USD $XXXXX. Effective as of the Effective Date, your annual base salary will be USD $XXXXXX.

     The Minimum Bonus is payable within 90 days after December 31, 2001 and 2002, respectively, subject to the terms hereof. NDB reserves the right,
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     at its sole discretion, to pay up to 30% of your Minimum Bonus in the form of an equity award granted to you under the DB Share Scheme (an "Equity Award"). The balance of the Minimum Bonus will be payable in cash. Under the DB Share Scheme, you will receive notional shares that will vary in value depending on the market value of the shares of DBAG. Except as provided in this Agreement, the vesting and distribution of Equity Awards will be governed by the DB Share Scheme. The Equity Award portion of your Minimum Bonus will be on the same terms and conditions (including vesting and distribution provisions) and proportion as that generally applicable to other officers of NDB and Deutsche Bank Securities Inc. at a comparable level to you; provided, however, that vesting shall occur no less rapidly than in three equal annual installments commencing on the August 1st next following the payout of the applicable Minimum Bonus.

     If, following the Effective Date, your employment is terminated by NDB without "Cause" (as defined in Appendix A hereto) or by reason of your death or disability, your base salary and Minimum Bonus for the Guarantee Period will continue to be paid in accordance with this Agreement. If, however, following the Effective Date, your employment is terminated by NDB for Cause (as defined in Appendix A hereto) or you resign or give notice of resignation, no further payments will be made pursuant to this Agreement, except as provided in paragraph 2 below.

2.   Retention Stock Award
     ---------------------

     In addition to the Minimum Bonus described above, NDB will grant you an additional Equity Award with a value of $XXXXXXXXXX (the "Retention Stock Award"). The exact size of the Retention Stock Award will be based on (i) the 10-day DBAG closing price average as of the Effective Date and (ii) the 10-day USD/Euro exchange rate average as of the Effective Date. Please note that the Retention Stock Award will be subject to the terms and conditions of the DB Share Scheme and will vest in equal annual installments on August 1, 2001, August 1, 2002 and August 1, 2003.

     You will forfeit your right to the unvested portion of the Equity Awards (including any Equity Awards granted to you pursuant to paragraph 1 above) only if, prior to the applicable vesting date, (i) your employment is terminated by NDB for Cause (as defined in Appendix A hereto), (ii) you resign or give notice of resignation and go to work for a Competitor (as defined in paragraph 4 below) or (iii) you breach your agreement not to solicit employees contained in paragraph 4 below. Upon your death during employment, the unvested portion of the Equity Awards will be immediately paid out to your designated beneficiary or, if none to your estate, in accordance with the DB Share Scheme.


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3.   Miscellaneous
     -------------

     NDB's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which NDB or any of its affiliates or successors may have against you or others.

     Notwithstanding the above, NDB may withhold to the full extent permitted by law from any amounts payable to you under this Agreement all deductions and taxes that are required to be withheld pursuant to any applicable law.


4.   Notice of Resignation/Non-Solicitation of Employees
     ---------------------------------------------------

     You recognize and agree that it is reasonable and necessary to provide a smooth transition if you choose to leave NDB. Consequently, you agree to provide NDB with 60 days' prior written notice of your intent to terminate your employment with NDB (the "Notice Period"). NDB may elect to place you on paid leave for all or any part of such Notice Period or to terminate your employment prior to the end of such Notice Period.

     During the Notice Period, you will: (i) perform any reasonable duties and responsibilities NDB requests that are consistent with your duties and responsibilities prior to the date of your notice; (ii) devote your entire working time, labor, skill and energies to the business and affairs of NDB;
     (iii) be paid your base salary; (iv) be entitled to continue to participate in NDB's benefit plans as provided for in the respective plans; and (v) acknowledge that you will not be entitled to payment of any portion of any Minimum Bonus or, except as provided in paragraph 2 above, any additional vesting in respect of the Equity Awards. You further agree that during the Notice Period, you will not provide services for any entities (each such entity, a "Competitor") identified as a competitor under the DB Share Scheme on a written list that has been delivered to you prior to the date of your notice.

     If your employment with NDB is terminated for any reason prior to March 31, 2003, you agree that you will not directly or indirectly solicit any NDB or Deutsche Bank Group employee to work for you or any Competitor for a period of six months following your date of termination. However, it is understood that if any NDB or Deutsche Bank Group employee contacts you on his or her own initiative, you may thereafter discuss employment opportunities with such employee, provided that in such situation you agree to notify the Chief Legal or Human Resources Officer of NDB before any offer of employment, known to you, is extended to any such individual following such discussion.

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     In offering you this package, NDB recognizes that you are an important part of its future success. By your signature below accepting the terms hereof, you are indicating your agreement to such terms and acknowledging that neither you nor NDB is relying on any promises, representations or understandings other than those expressly set forth in this Agreement. If you have not accepted the terms of this Agreement within ten business days from the date of this Agreement (by returning your executed copy to NDB), NDB reserves the right to withdraw this Agreement.


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This Agreement is governed by New York law and supersedes all other  employment, compensation and retention agreements with NDB or its predecessors.

We are very excited about the opportunities ahead.

Sincerely,

[Insert Name of Current Employer]


I accept the terms of the foregoing Agreement with [insert name of current employer] dated [insert date].


----------------------------------------------------


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                                   APPENDIX A



"Cause" shall mean (i) any act, or a series of acts or omissions, that constitute a willful and material breach by you of the terms of this Agreement, the Deutsche Bank Code of Professional Conduct, any applicable trading guidelines issued by the Compliance Department or any of the Deutsche Bank Group's published personnel policies applicable to you, or (ii) your intentional, willful and material violation of specific, lawful written directions from the Deutsche Bank Group that are delivered to you prior to such violation and are consistent with your assigned duties and responsibilities. You will receive written notice of an event that we consider to be Cause and a reasonable opportunity to cure it, if it is curable.



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